Exhibit 99.1

Audience Announces Second Quarter 2014 Financial Results

MOUNTAIN VIEW, CA – July 31, 2014 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced its second quarter 2014 financial results.

Revenue for the second quarter of 2014 was $37.5 million, compared with $45.3 million for the same period in 2013. As reported under U.S. generally accepted accounting principles (GAAP), second quarter 2014 net loss was ($4.4) million, or ($0.20) per diluted share based on weighted average shares outstanding of 22.5 million. This compares with GAAP net income of $2.7 million, or $0.11 per diluted share based on weighted average shares outstanding of 23.2 million, for the same period in 2013. Gross margin on a GAAP basis for the second quarter of 2014 was 54.6% of revenue, compared to 59.0% of revenue for the same period in 2013.

Non-GAAP net loss, as defined below, for the second quarter of 2014 was ($2.2) million, or ($0.10) per diluted share based on weighted average shares outstanding of 22.5 million. This compares with non-GAAP net income of $5.7 million, or $0.24 per diluted share based on weighted average shares outstanding of 23.2 million, for the same period in 2013. Gross margin on a non-GAAP basis for the second quarter of 2014 was 54.9% of revenue, compared to 59.2% of revenue for the same period in 2013.

“We were pleased to announce the acquisition of Sensor Platforms, Inc. in this quarter and have moved quickly to integrate the engineering teams after closing to allow us to rapidly scale our capabilities in multi-sensory processing,” said Peter Santos, president and chief executive officer, Audience. “We believe the resulting fusion of voice, motion, context awareness and analytics will allow Audience to deliver hardware and software solutions for seamless natural user experiences that transform the way consumers engage with devices.”

“Operationally, we executed well in the second quarter as our financial results met or exceeded our guidance for the second quarter,” said Kevin Palatnik, chief financial officer. “Going forward, with near-term expected softness with certain high end smartphones, we plan to implement expense reductions in excess of 15% of current run rate during Q3.”

Business Outlook

For the third quarter of 2014, Audience expects total revenue to be in the range of $25 to $28 million. Third quarter GAAP gross margin is expected to be in the range of 51.5% to 54.5%. Third quarter GAAP net loss, which includes $2.2 million of expected stock-based compensation expense, is expected to be in the range of ($11.0) to ($12.5) million, or ($0.48) to ($0.54) per diluted share on approximately 22.8 million diluted weighted average shares outstanding.

Third quarter non-GAAP gross margin is expected to be in the range of 52% to 54%. Third quarter non-GAAP net loss is expected to be in the range of ($8.5) to ($10.0) million, or ($0.37) to ($0.43) per share on a diluted basis.

The foregoing statements regarding the company’s business outlook reflect the acquisition of Sensor Platforms, Inc. in July 2014.

A schedule showing a reconciliation of the business outlook from GAAP diluted net loss per share to non-GAAP diluted net loss per share is included with this release.

Audience Announces Second Quarter 2014 Financial Results

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions. Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a conference call today at 1:30 pm (Pacific) / 4:30 pm (Eastern). Attendees are asked to join the call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 68924354. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning September 12, 2014, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s Third Quarter 2014 Earnings Release is published, which is currently scheduled to be October 30, 2014.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income and earnings per share information for the three months ended June 30, 2014 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors and consultants under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. Pursuant to the lease agreement, the lease falls under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset construction, the company is considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that are not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income. The construction was completed and the lease commenced October 1, 2013. Upon lease commencement, “build-to-suit” accounting treatment was terminated. The company concluded that the lease qualifies for sale-leaseback accounting treatment and that the lease is to be recorded as an operating lease.

Audience Announces Second Quarter 2014 Financial Results

On July 11, 2014, Audience completed its acquisition of Sensor Platforms, Inc. Certain non-recurring acquisition costs have been excluded from non-GAAP net income.

Non-GAAP financial information is adjusted for a tax rate equal to our three year annual estimated tax rate on non-GAAP income. Our three year estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the second quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, net income and operating margin performance, integration of the Sensor Platforms’ team and technology, future success for various products and our leadership position in the market, and the demand for our solutions including continued demand by customers upon whom we are substantially dependent are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: completion of our June 30, 2014 review by our independent auditors, and potential fluctuations in the company’s quarterly and annual operating results and financial condition, including but not limited to matters related to tax; our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; weak demand for high end smart phones and the impact on our business; our need to maintain and expand our existing relationships with our OEMs, including Samsung and leading Chinese OEMs, and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches and customer purchasing behavior in light of anticipated mobile phone launches; our assessments of whether we have excess or obsolete inventory; increasing competition and new entrants in the market for our products; our need to diversify our sources of revenue; our ability to successfully integrate Sensor Platforms’ team and technology; our ability to enter new end user product markets, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; increased defects that may be present in our products as we scale our manufacturing processes; the impact of future intellectual

Audience Announces Second Quarter 2014 Financial Results

property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Quarter Report on Form 10-Q for the three months ended March 31, 2014, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices, and a pioneer in multisensory processing and natural user experience technology for consumer devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. In early 2014, the Company announced its expansion into multisensory and motion processing. Through the combination of Advanced Voice and multisensory processing, Audience aims to transform the way consumers engage with devices by enabling seamless natural user experiences and context-aware services. The Company’s products have been shipped in more than 400 million devices worldwide. For more information, see www.audience.com.

For more information on Audience® products please go here.

#   #   #

ADNC-F

For more information, contact:

Investors

The Blueshirt Group
Suzanne Schmidt or	Melanie Solomon
415-217-4962	415-217-4964
suzanne@blueshirtgroup.com	melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

Audience, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$108,385	$124,691
Short-term investments	14,999	14,855
Restricted cash	—	170
Accounts receivable, net	9,589	5,670
Inventories	20,154	13,422
Other current assets	6,761	4,676

Total current assets	159,888	163,484

Property and equipment, net	13,141	13,533
Other noncurrent assets	2,679	2,402

Total assets	$175,708	$179,419

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,065	$6,304
Accrued and other current liabilities	7,964	10,673
Deferred credits and income	470	265

Total current liabilities	17,499	17,242

Income taxes payable - noncurrent	1,299	935
Other liabilities - noncurrent	1,988	1,861

Total liabilities	20,786	20,038

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	191,165	183,840
Accumulated other comprehensive income (loss)	—	(1)
Accumulated deficit	(36,266)	(24,480)

Total stockholders’ equity	154,922	159,381

Total liabilities and stockholders’ equity	$175,708	$179,419

Audience, Inc.

Condensed consolidated statements of operations

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Hardware	$34,995	$42,788	$69,071	$86,456
Licensing	2,526	2,521	4,410	6,082

Total revenue	37,521	45,309	73,481	92,538
Cost of revenue	17,016	18,562	34,380	40,282

Gross profit	20,505	26,747	39,101	52,256

Operating expenses:
Research and development	13,363	10,349	25,551	19,799
Selling, general and administrative	12,331	10,793	24,576	21,138

Total operating expenses	25,694	21,142	50,127	40,937

Income (loss) from operations	(5,189)	5,605	(11,026)	11,319
Interest income, net	10	37	28	91
Other expense, net	(33)	(84)	(66)	(159)

Income (loss) before income taxes	(5,212)	5,558	(11,064)	11,251
Income tax provision (benefits)	(763)	2,891	722	3,939

Net income (loss)	$(4,449)	$2,667	$(11,786)	$7,312

Net income (loss) per share:
Basic	$(0.20)	$0.13	$(0.53)	$0.35

Diluted	$(0.20)	$0.11	$(0.53)	$0.32

Weighted average shares used in computing net income (loss) per share:
Basic	22,518	21,240	22,370	21,101

Diluted	22,518	23,230	22,370	23,157

Audience, Inc.

GAAP to Non-GAAP net income (loss) reconciliation

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
GAAP net income (loss)	$(4,449)	$2,667	$(11,786)	$7,312
Stock-based compensation	1,924	1,326	3,500	2,643
Non-cash rent expense	—	183	—	431
Acquisition-related fees and expenses	546	—	546	—
Tax adjustments	(215)	1,478	2,125	1,478

Non-GAAP net income (loss)	$(2,194)	$5,654	$(5,615)	$11,864

Audience, Inc.

Computation of GAAP earnings (loss) per share

(in thousands, except for per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Computation of GAAP net income (loss) per share:

GAAP net income (loss)	$(4,449)	$2,667	$(11,786)	$7,312

Weighted average shares used in computing net income (loss) per share:
Basic	22,518	21,240	22,370	21,101

Diluted	22,518	23,230	22,370	23,157

Net income (loss) per share:
Basic	$(0.20)	$0.13	$(0.53)	$0.35

Diluted	$(0.20)	$0.11	$(0.53)	$0.32

Audience, Inc.

Unaudited reconciliation of GAAP to non-GAAP diluted earnings (loss) per share

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
GAAP net income (loss)	$(4,449)	$2,667	$(11,786)	$7,312
Non-GAAP adjustments:
Stock-based compensation	1,924	1,326	3,500	2,643
Non-cash rent expense	—	183	—	431
Acquisition-related fees and expenses	546		546	—
Effective tax rate change	(215)	1,478	2,125	1,478

Non-GAAP net income (loss)	$(2,194)	$5,654	$(5,615)	$11,864

GAAP - diluted weighted average shares	22,518	23,230	22,370	23,157

Non-GAAP - diluted weighted average shares	22,518	23,230	22,370	23,157

GAAP - diluted net income (loss) per share	$(0.20)	$0.11	$(0.53)	$0.32
Non-GAAP adjustments:
Stock-based compensation	0.09	0.06	0.16	0.11
Non-cash rent expense	—	0.01	—	0.02
Acquisition-related fees and expenses	0.02	—	0.02	—
Effective tax rate change	(0.01)	0.06	0.10	0.06

Non-GAAP - diluted net income (loss) per share	$(0.10)	$0.24	$(0.25)	$0.51

Audience, Inc.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands, except per share data)

(unaudited)

	Three months ended June 30, 2014			Three months ended June 30, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$37,521	$—	$37,521	$45,309	$—	$45,309
Cost of revenue (1)	17,016	(85)	16,931	18,562	(75)	18,487

Gross profit	20,505	85	20,590	26,747	75	26,822
Total operating expenses (1)	25,694	(2,385)	23,309	21,142	(1,434)	19,708

Income (loss) from operations	$(5,189)	$2,470	$(2,719)	$5,605	$1,509	$7,114
Income (loss) before income taxes	$(5,212)	$2,470	$(2,742)	$5,558	$1,509	$7,067
Income tax provision (benefits) (2)	(763)	215	(548)	2,891	(1,478)	1,413

Net income (loss)	$(4,449)	$2,255	$(2,194)	$2,667	$2,987	$5,654

(1)	For the second quarter of 2014, adjustments are related to stock-based compensation expense of $1,924 and acquisition-related fees and expenses of $546 recognized for GAAP purposes. For the second quarter of 2013, adjustments are related to stock-based compensation expense of $1,326 and non-cash rent expense of $183 recognized for GAAP purposes.
(2)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

	Six months ended June 30, 2014			Six months ended June 30, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$73,481	$—	$73,481	$92,538	$—	$92,538
Cost of revenue (1)	34,380	(147)	34,233	40,282	(144)	40,138

Gross profit	39,101	147	39,248	52,256	144	52,400
Total operating expenses (1)	50,127	(3,899)	46,228	40,937	(2,930)	38,007

Income (loss) from operations	$(11,026)	$4,046	$(6,980)	$11,319	$3,074	$14,393
Income (loss) before income taxes	$(11,064)	$4,046	$(7,018)	$11,251	$3,074	$14,325
Income tax provision (benefits) (2)	722	(2,125)	(1,403)	3,939	(1,478)	2,461

Net income (loss)	$(11,786)	$6,171	$(5,615)	$7,312	$4,552	$11,864

(1)	For the six months ended June 30, 2014, adjustments are related to stock-based compensation expense of $3,500 and acquisition-related fees and expenses of $546 recognized for GAAP purposes. For the six months ended June 30, 2013, adjustments are related to stock-based compensation expense of $2,643 and non-cash rent expense of $431 recognized for GAAP purposes.
(2)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

Audience, Inc.

Estimated computation of GAAP to non-GAAP diluted earnings per share

(unaudited)

Three months
ending
September 30, 2014
Estimated GAAP diluted net loss per share	($0.48) - ($0.54)
Estimated stock-based compensation expense per share	$0.11

Non-GAAP diluted net loss per share	($0.37) - ($0.43)